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 UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 27, 2013

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Swordfish Financial, Inc.

(Exact name of registrant as specified in its charter)

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Minnesota	0-07475	41-0831186
(State or Other	(Commission	(I.R.S. Employer
Jurisdiction	File Number)	Identification No.)
of Incorporation)

909 Independence Parkway

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(Address of Principal Executive Offices) (Zip Code)

817-845-6244

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(Registrant's telephone number, including area code)

N/A

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(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|X| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the

Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the

Exchange Act (17 CFR 240.13e-4(c))

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 ITEM No.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits. - iPoint Television Purchase Agreement and Executive Summary

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the

Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Swordfish Financial, Inc.

By:	/s/ Clark Ortiz
Clark Ortiz
CEO

Date: August 27, 2013

EXHIBIT - iPoint Television Purchase Agreement and Executive Summary

IPOINT TELEVISION, LLC

PURCHASE AGREEMENT

This Business Purchase Agreement, hereinafter referred to as "Agreement", is executed on August 23, 2013 by and between Clark Ortiz, having its principal office of business at 909 Independence Parkway, Southlake, Texas 76092, hereinafter referred to as "Seller," and Swordfish Financial, Inc., having its principal office of business at 909 Independence Parkway, Southlake, Texas 76092, hereinafter referred to as "Buyer."

WITNESSETH:

WHEREAS, Seller is the owner of a iPoint Television, LLC, located at 909 Independence Parkway, Southlake, Texas 76092.

WHEREAS, Seller desires to sell the 90,000,000 Units of iPoint’s holding to Buyer, and Buyer desires to purchase 90,000,000 Units of iPoint’s holdings from Seller.

NOW, THEREFORE, for and in consideration of the mutual covenants and promises hereinafter contained, the Seller agrees to sell, and the Buyer agrees to buy the Business upon the following terms and conditions.

A. Subject Matter

1. Description of Business

The Business includes the following properties:

iPoint holds 100mm Units authorized by the State of Texas within its LLC of which, less then 10mm have sold for .25 per unit to fund the business and has proven value of each Unit no less then .25 (twenty-five-cents). 90mm of iPoint Television, LLC Units are authorized to be issued by the board of iPoint to be sold to Swordfish Financial, Inc. public company listed on the OTCQB as SWRF.

The Inventory, which includes the inventory in trade, Mobile applications, Corporate licenses in the United States, United Kingdom, India, South America, positions in other corporations, FCC broadcast License(s) and Broadcast facilities within the United States.

All the furniture, fixtures, equipment, and other tangible assets as set forth in the Inventory list to be delivered on August 30th, 2013.

The leasehold interest owned by Seller for premises on which the business is located, pursuant to a valid assignment of lease.

2. Purchase Price and Method of Payment

Buyer shall pay and Seller shall accept the purchase price for the Business as follows:

Consideration

As total consideration for the purchase and sale of the Business (including its tangible and intangible assets as described above), the Buyer shall pay to the Seller the sum of 15,000,000 (Twenty-Million) Perferred Shares of SWRF’s Authorized 50,000,000 Preferred Shares, 25,000,000 Common Stock and $125,000 (One-Hundred-Twenty-Five-Thousand-Dollars). Such total consideration to be referred to in this Agreement as the "Purchase Price."

Payment

The sum of $125,000.00 shall be delivered to Seller within 90 days of the execution of this agreement. Subject to the following conditions the Buyer shall make final payment for the property no later then November 22, 2013 in the total amount of $125,000.00 (One-Hundred-Twenty-Five-Thousand-Dollars). Buyer agrees to pay the entire amount. Concurrent with the execution of this Agreement, Buyer has deposited with the Seller or Sellers Escrow Agent the sum of $125,000.00, (hereinafter referred to as "Earnest Money") as earnest money and a partial payment of the consideration under the Contract. In the event that the purchase and sale shall be consummated pursuant to the terms of said contract, Seller or Sellers Escrow Agent shall, at such closing, deliver to Seller the Earnest Money.

Allocation

The Purchase Price shall be allocated for tax purposes as follows:

 Asset Purchased Fair Market Value

 90,000,000 Units  $22,500,000

Fair Market Value

Buyer and Seller each acknowledge that the amount of Purchase Price allocated to the Business properties represents the fair market value of the properties. Buyer and Seller each agree to report the sale of the business for income tax purposes according to the allocations set forth herein.

3. Closing

Time and Place of Closing

Closing is the date and time at which parties agree to finalize this transaction. The closing date is designated as August 23, 2013, provided there are no unforeseen delays. Time is of the essence, and in no event shall closing be later than 30 calendar days after designated closing date, unless an extension is agreed upon in writing between the Buyer and the Seller.

At Closing Seller shall deliver to the Buyer a final, executed Bill of Sale transferring to Buyer all of the assets of the Business sold hereunder, free and clear of any and all liens, encumbrances, security interests, debts or taxes of any nature whatsoever. The Seller shall also produce an Affidavit of Title shall be provided indicating the Sellers authority to sell and transfer the Business and its assets. Finally, the Seller shall execute and deliver an Assignment of the assumed name of the Business to the Buyer and any other documents necessary to finalize this Agreement.

B. Representations and Warranties of Seller

Organization and Standing. The Business is duly organized, validly existing, in good standing under the law, and has the corporate power and authority to carry on its business as it is now being conducted.

Authority relative to this Agreement. Except as otherwise stated herein, the Seller has full power and authority to execute this Agreement and carry out the transactions contemplated by it. No further action is necessary by the Seller to make this Agreement valid and binding upon Seller and enforceable against it in accordance with the terms hereof, or to carry out the actions contemplated hereby. The execution, delivery, and performance of this Agreement by the Seller will not constitute:

(i) a breach or a violation of the Corporation's Certificate of Incorporation, by-laws, or of any law, agreement, indenture, deed of trust, mortgage, loan agreement or other instrument to which it is a party, or by which it is bound;

(ii) a violation of any order, judgment or decree to which it is a party or by which its assets or properties is bound or affected; or

(iii) result in the creation of any lien, charge or encumbrance upon its assets or properties except as stated herein.

Tax Matters. The Seller has timely prepared and filed all federal, state, and local tax returns and reports as are and have been required to be filed, and all taxes shown thereon to be due have been paid in full, including but not limited to sales tax, withholding tax, and all other taxes of every nature.

Properties. The Seller has good and merchantable title to all of its properties and assets that constitute "Business" as defined herein. At Closing, such properties and assets will be subject to no mortgage, pledge, lien, conditional sales agreement, security agreement, encumbrance or charge, secured or unsecured, except for those taxes which shall be pro-rated as of the date of Closing. Seller has or will pay all debts incurred by it up to the date of occupancy by Buyer including all employee compensation and utilities.

Compliance with Applicable Laws. None of the Seller's actions in transferring good and merchantable title to those assets and properties set out in herein are prohibited by or have violated or will violate any law in effect on the date of this Agreement or on the date of closing.

Documents for Review. The Seller's Documents for Review enumerated in Exhibit "A" attached hereto and made a part hereof are true, authentic, and correct copies of the originals, or as appropriate the originals themselves, and no alterations and modifications thereof have been made.

Non Compete

Upon finalizing this transaction, the Seller will not directly or indirectly engage in any business competitive with iPoint Television, LLC. This covenant shall apply to the geographical area that includes Global Directly or indirectly engaging in any competitive business includes, but is not limited to: (i) engaging in a business as owner, partner, or agent, (ii) becoming an employee of any third party that is engaged in such business, (iii) becoming interested directly or indirectly in any such business, or (iv) soliciting any customer or current Executive or Employee of iPoint Television, LLC for the benefit of a third party that is engaged in such business. Swordfish Financial, Inc. agrees that this non-compete provision will not adversely affect Swordfish Financial, Inc.'s livelihood.

Business Lease. The lease currently operative on the premises, if applicable, is in good standing and all payments required to be made under the lease have been made by Seller.All rent averages, rent, maintenance and other expenses relating to the lease including any real property tax obligations and insurance obligations up to occupancy by Buyer are the responsibility of Seller.

Seller will pay any and all fees charged by the Landlord for processing any assignment of the lease to Buyer.

C. Representations and Warranties by both Buyer and Seller

Warrants

Buyer and Seller hereby represent and warrant that there has been no act or omission by Buyer or Seller which would give rise to any valid claim against any of the parties hereto for a brokerage commission, finder's fee, or other like payment in connection with the transactions contemplated hereby.

Payment of Costs and Expenses

Except as expressly provided to the contrary in this Agreement, each party shall pay all of its own costs and expenses incurred with respect to the negotiation, execution and delivery of this Agreement and the exhibits hereto.

Indemnification

Buyer shall indemnify and hold Seller harmless from any and all liabilities and obligations arising from Buyer's operation of the business after the Closing. Similarly, Seller shall indemnify and hold Buyer harmless from any and all liabilities and obligations arising from Seller's operation of the business prior to the Closing.

Default

After execution of this Agreement by the parties, if either party fails to perform its respective obligations, or breaches a warranty or covenant, that would constitute a default. The defaulting party shall cure the default with in 30 days of notice by the other party. In the event of a failure to cure such default by either party within the stipulated time, Seller or Buyer shall have the right to cancel this transaction and/or sue for damages in addition to any other relief provided under this Agreement. In a suit for default, the prevailing party shall recover reasonable attorney fees.

Survival of Representations and Warranties

Each of the parties to this Agreement covenants and agrees that their respective representations, warranties, covenants, statements, and agreements contained in this Agreement shall survive the Closing Date. Except the exhibits hereto or the documents and papers delivered by Seller to Buyer in connection with the Agreement herewith, there are no other agreements, representations, warranties, or covenants by or among the parties hereto with respect to the subject matter hereof.

Cooperation

Both Seller and Buyer agrees to cooperate fully with each other and to execute such further instruments, documents and agreements and to give such further written assurances, as may be reasonably requested by the parties, to better evidence and consummate the transactions described herein and contemplated hereby, and to carry into effect the intents and purposes of this Agreement.

Confidentiality

Both Seller and Buyer shall not divulge, communicate, or use to the detriment of the other or for the benefit of any other person or persons, or misuse in any way, any of Seller's confidential information discovered by or disclosed to Seller or Buyer as a result of the delivery, execution or performance of this Agreement.

D. Transactions prior to Closing

Conduct of Seller's Business until Closing. Except as Buyer may otherwise consent in writing prior to the Closing Date, Seller will not enter into any transaction, take any action, or fail to take any action which would result in or could reasonably be expected to result in or cause any of the representations and warranties of Seller contained in this Agreement to be void, invalid, or false on the Closing Date.

Resignations. Seller shall deliver to Buyer prior to the Closing Date such resignations of officers or employees of the business as Buyer shall indicate, and each such resignation to be effective on the Closing Date.

Satisfactions. Seller shall deliver to Buyer on the Closing Date a satisfaction of any encumbrance or lien on the business property, satisfactory in form and substance to the Buyer, indicating that the then outstanding unpaid principal balance of any promissory note secured thereby has been paid in full prior to or simultaneously with the closing.

Advice of Changes. Between the date hereof and the Closing Date, Seller will promptly advise Buyer in writing of any fact which, if existing or known at the date hereof, would have been required to be set forth herein or disclosed pursuant to this Agreement.

Documents. Seller shall deliver to Buyer at closing such documents which are in Buyer's sole discretion and necessary to fully satisfy the objectives of this Agreement in content and form.

E. General Provisions

Waivers

No action taken pursuant to this Agreement including any investigation by or on behalf of any party shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein or therein and in any documents delivered in connection herewith or therewith. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

Notices

All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered or mailed, first class mail, postage prepaid to Seller, Buyer, or to such other address as such party shall have specified by notice in writing to the other party.

Sections and Other Headings

The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretations of this Agreement.

Governing Law

This agreement and all transactions contemplated hereby shall be governed by and construed and enforced in accordance with the laws of Texas. Any dispute arising under this contract shall be resolved under the commercial arbitration rules of the American Arbitration Association. In the event that arbitration or litigation results from or arises out of this Agreement or the performance thereof, the parties agree to reimburse the prevailing party's reasonable attorney's fees, court costs, and all other expenses, whether or not taxable by the court as costs, in addition to any other relief to which the prevailing party may be entitled.

Conditions Precedent

If the obligations and responsibility of either party are not fulfilled by the appropriate dates thereof, then this Agreement shall be deemed null and void and any deposits paid at said time shall be returned to the Buyer forthwith.

Time is of the Essence

Time and timely performance are of the essence in this contract and of the covenants and provisions hereunder.

Successors and Assigns

This Agreement may not be assigned without the prior written consent of the parties hereto. Rights and obligations created by this contract shall be binding upon and inure to the benefit of the parties hereto, their successors and assigns. Whenever used, the singular number shall include the plural, the plural the singular, and the use of any gender shall include all genders.

Contractual Procedures

Unless specifically disallowed by law, service of process in any litigation that arise hereunder may be obtained through certified mail, return receipt requested; the parties hereto waiving any and all rights they may have to object to the method by which service was perfected.

Extraordinary Remedies

To the extent cognizable at law, in the event of breach the parties hereto may obtain injunctive relief in addition to any and all other remedies available thereto regardless of whether the injured party can demonstrate that no adequate remedy exists at law.

Entire Agreement

This Contract contains the entire agreement of the parties, and there are no other promises or conditions in any other agreement whether oral or written concerning the subject matter of this Contract. This Contract supersedes any prior written or oral agreements between the parties.

Severability

If any provision of this Contract will be held to be invalid or unenforceable for any reason, the remaining provisions will continue to be valid and enforceable. If a court finds that any provision of this Contract is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision will be deemed to be written, construed, and enforced as so limited.

Amendments

This Contract may be modified or amended in writing, if the writing is signed by the party obligated under the amendment.

Initials and Exhibits

This Contract shall not be valid and enforceable unless it is properly executed by Buyer and Seller and their initials affixed to each page of the exhibits attached hereto and made a part hereof.

Signatories

This Agreement shall be executed on behalf of Clark Ortiz by Clark Ortiz, its President, and on behalf of Swordfish Financial, Inc. by Clark Ortiz, its CEO.

BUSINESS:

/s/ Clark Ortiz

Clark Ortiz

By Clark Ortiz, its President

BUYER:

/s/ Clark Ortiz

Swordfish Financial, Inc.

By Clark Ortiz, its CEO

/s/_K.Bryce Toussaint___________________________

Swordfish Financial, Inc.

By K. Bryce Toussaint, its CFO

Exhibit "A"

Documents for Review

Leasehold Agreement(s)

Financial and Operating Statement(s)

Income Tax Return(s)

Accounts Payable/Receivables Ledger

Corporate Articles of Incorporation

Corporate Bylaws

Corporate Minutes and Resolutions

For all documents named above the Seller shall provide full and complete records covering the past 2 years.

/s/ Clark Ortiz

Clark Ortiz

/s/ Clark Ortiz

Swordfish Financial, Inc.

Business Plan for

iPoint Television, LLC

a Swordfish Financial, Inc. property

Contact Information:

Clark Ortiz, Founder/President

iPoint Television, LLC.

P.O. Box 3733

Grapevine, TX 76099

817-845-6244 Phone

Clark.Ortiz@iPoint.tv

Table of Contents
PAGE
1. Executive Summary	1
Business Opportunity
Product/Service Description
Current Business Position
Financial Potential

2. Company Background	6
Business Description
Company History
Current Position and Business Objectives
Ownership

3. Products	9
Product Overview
Competitive Analysis
Suppliers and Inventory
Research and Development

4. Services	11
Service Descriptions
Competitive Comparison
Service Delivery
Research and Development

5. The Industry, Competition and Market	13
Industry Definition
Primary Competitors
Market Size
Global IPTV Revenue

6. Marketing Plan	21
Competitive Advantage
Pricing
Promotional Plan
Feedback

7. Operating Plan	24
Location
Facility
Operating Equipment
Suppliers and Vendors
Personnel Plan

8. Management, Organization and Ownership	26
Management/Principals
Ownership and Boards

9. Goals and Strategies	28
Business Goals
Keys to Success

1. Executive Summary

iPoint.tv is a media platform designed to capture a large portion of the home entertainment and cable business, driven by the most popular portal – the Internet. Distribution via Smart Devices and Applications.

iPoint is a Television and Radio network delivery system providing the Global Internet to Direct-Connect to the World Wide broadband Internet community a large bouquet of programming that will focus on providing the largest International and national entertainment programming.

Combined with the largest platform of the Global community of networks, we will respectfully providing the most watched Cable Network Programming which provide a non compromised entertainment valued programming focused on entertainment.

iPoint.tv will lead the charge in the convergence of the television and the Internet, becoming an early leader in the streaming video and broadband Television experience directly to the TV sets via Smart Devices, Mobile phones and Tablets. Content delivered via media apps offered within the various app stores.

iPoint.tv will sell a Smart Devices which will have programmed mainstream, independent and startup networks to be delivered via a subscription base consumer. Monthly cost will be $19.95 for more than 1000 channels together with a onetime purchase of $150.00 devices. Together with the basic subscription Pay-Per-View (PPV) channels will generate extra income to the company by offering movies, sports events and live conferences and concerts. All content will provide advertising by way of manner, links or within the content.

iPoint.tv perspective represents a total 5 year projected Gross Revenue of $940 Million. Conservative projections show profitable returns within 2014.

1.1 Business Opportunity

iPoint Television is a media Internet Protocol Video distribution company and Application Developer designed to capture a large portion of the home entertainment, communication and cable business. We utilize the most popular and largest portal in the world, the Internet.

Our technology allows us to connect with the present cable systems that are in the home or be utilized as a standalone entertainment system. We connect our subscribers via a Smart Device such as TVuer HDMI Dongle, Roku, Western Digital, OmniBox or other STB systems that provides a direct connection between the Internet and their TV sets. These devices can connect either Composite (RCA connections) or HD via a HDMI or Composite connection.

iPoint content is available on smart tv sets across the globe. Smart TV is presently a $265 Billion market by 2016. Our Smart TV application is in development and will be delivered throughout Europe by first quarter 2014.

We will sell a basic monthly subscription program line up of networks designed to cater to the Global Entertainment industry. This line up consists of the World's Television networks and Global entertainment companies.

1.2 Product/Service Description

We will provide a HDMI Dongle that will display the Android Play App Market, programmed mainstream, independent and startups networks to be delivered via a subscription base consumer. Monthly cost will be $19.95 together with either a onetime product purchase of $150.00 to secure the equipment or provide the STB for free for an annual prepaid subscription of $239.40.

Together with the basic subscription, Pay-Per-View (PPV) channels will generate extra income to the company by offering movies, sports events and live conferences and concerts. Each PPV event could be charged at a minimum of .99 per movie or up to $59.95 per live event. it's

Dream, Create, Explore, Research, Inspire

In today's 21 Century community, with the construction and continue growth of the World Wide Internet and the growth of the Internet Broadband streams, Direct-Connection to homes has provided the opportunity to build out an infrastructure that is on its way to be a perfect system to deliver High Quality, HD, SD and creatively produced TV and Radio networks with a International and Entertaining programming at a dramatically reduced price to the network creators, TV and movie producers and of course subscribers. These programs could benefit of the growing community who have recognizing the sincere demand for quality, entertaining, and family friendly and clean moral lifestyle.

iPoint TV is focused on acquiring these networks and provide an opportunity of these creative minds and strategically placed Network developers, producers and executives to construct programming for the safety of viewers.

iPoint TV is focused on competing with the major cable systems by providing the alternative programming the cable community do not, nor desire to provide combined with the top networks they do provide. iPoint TV could function as an addition to the present cable system in the home or a standalone subscription service.

iPoint will carry the best entertaining, informative and exciting networks presently available and not available to the present delivery systems.

We shall stand alone in our developed Blue Ocean community shining a light, calling those who would like to see quality, appropriate, Global Lifestyle and informative programming.

We will not limit ourselves to only one political agenda but will be open to serve all political, ethnical and continental communities and governments.

We will research, explore and educate our production communities the opportunity to create and retransmit their programming and make the experience a simple yet professional transition.

We will be a fresh experience to a 60 year old industry, providing the next evolution to our broadcasters and subscribers.

We will have networks of News, Sports, Comedy, Movies, Dramas, Game shows, Children's programming, Extreme Sports, Music, Action, Adventure, Travel, Food and Arts promoting a Christian Lifestyle.

Dream, Create, Explore, Research, Inspire

1.3 Current Business Position

The Founder and President of is Mr. Clark Ortiz who has over +27 years of TV Broadcast experience as an FCC Engineer, RF Engineer, Broadcasting and Cable Executive and has consulted over 30 presently operating TV/Radio Networks and has been contracted to advise over 50 media agencies throughout 30 countries. Mr. Ortiz was the architect of the now famed Hispanic Cable Packages which are offered by every cable system in the United States. This provided Mr. Ortiz with awards such as "Top 50 Most Influential Minorities in Cable Television" by the Broadcasting and Cable Magazine and "Most Influential Hispanic in Cable Television" by Multichannel News.

1.4 Financial Potential

Global IPTV Growth at 36 Million in 2009

Multimedia Research Group, Inc. announces its new semi-annual IPTV (or IP TV) forecast. Projecting growth from 3.7 million subscribers in 2005 to 36.9 million in 2009, the report also forecasts subscriber revenue growth from $880 million to $9.9 billion in 2005-2009. IPTV is continuing to push forward in Asia and Europe, as deployments and trials in Japan, China, and India are really starting to show positive impact.

Given all the overseas growth we can see the U.S. can truly compete on a worldwide scale. As more neighborhoods are wired up for High Speed Cable, Fiber Optic or Broadband Telephony it is just a matter of time for the IPTV industry to be accepted as the consumer’s technology of choice for Television entertainment, Telephone delivery and Social networking.

According to Garner research IPTV market growth potential could be well over 25,000,000 new House Holds within the next 24 months. These demands will provide to our year by year growth. Some projections models are placing the IPTV market growing over 12 fold in the next 5 years. These projections place the market growth to over 300,000,000 by year 2013.

Emerging markets sustain global IPTV boom

Broadcast Engineering Article

Oct. 18, 2012 Philip Hunter

The global rise in IPTV subscriptions is at last slowing down a bit but the boom is continuing on the back of strong growth in emerging markets led by China and Russia.

Yet, even the more saturated IPTV powerhouses, France and the U.S., each gained 3 percent in IPTV subs over the second quarter at a time when cable and satellite are stagnating or in decline. There was growth in every region, with Russia still increasing the fastest of the major markets at 17 percent over the quarter to reach 1.93 million subs. A surprising joint second was the relatively saturated Netherlands, notching up 8 percent quarterly growth to scale 1.15 million. The story there appears to be of a swing from cable to IPTV rather than an overall gain in pay TV subs, with KPN, the dominant Dutch Telco, continuing to gain at around that same rate per quarter.

In Germany, which witnessed 7 percent IPTV subs growth over the quarter to reach 2.25 million, the picture is slightly different from the Netherlands in that the country as a whole is still emerging from its historical anathema to subscription TV. It has come to an end partly as a result of disillusionment with the quality of free to air programming.

In China, which also saw 7 percent IPTV growth over the quarter, the background is different again as the whole country is gripped by a surge in TV viewing and ownership generally. China only overtook France as the world’s leading IPTV market in 2011, but has now opened a large gap with 16.28 million subs, compared with the Gallic 12.79 million. The U.S. remains the world’s third-largest IPTV market, at 9.66 million subs, up 3 percent over the quarter. South Korea is fourth after notching up notable 8 percent quarterly growth to approach 5.7 million.

The continuing global surge in IPTV has led the London-based analyst group Point Topic, which conducts surveys on behalf of the Broadband Forum, to call for an expansion of the data collected about IPTV usage. This is partly to reflect the status of IPTV as a major TV distribution medium, but also the changing patterns of content distribution associated with it and its cousin, OTT, with the growth of TV Everywhere.

“IPTV is gaining huge economic and social importance,” said Tim Johnson, Consultant Analyst at Point Topic. “It can set off riots or earn millions right across the world. But there’s very little data on who can get it, who uses it, how much they watch it and how much it earns.”

Point Topic already collects data on IPTV services spanning the 70 million customers worldwide, but as Johnson pointed out, that is only a fraction of the estimated 500 million homes that download TV clips and longer videos over the internet, mostly for free. Hard facts about this huge global shift in how easily we can access video are scarce, and most of what there is available covers only single countries.

To address this, Johnson has proposed expanding the metrics collected in its surveys to include total IPTV households, number of subscription IPTV households, hours spent viewing IPTV, revenue generated by IPTV, and extent of IPTV coverage.

IPTV growth is fueled by broadband expansion, which is also continuing at a fast rate. According to the Broadband Forum, global broadband subscriptions had risen to 624 million by the end of Q2 2012, compared with about 565 million a year earlier. The breakdown between the different media is significant since it indicates that all three of the principle delivery media, fiber, telephony copper and coaxial cable, are all doing about equally well in  terms of broadband expansion — even though cable is now losing ground for TV. By the end of Q2 2012, telephony copper was delivering to 365 million broadband homes, up from 346 million a year earlier, while cable stood at 120 million, up from 111 million, and FTTH (Fiber To The Home) rose 4.6 percent from 14.3 million to 17.6 million.

There is also a fourth category — hybrid fiber/copper in the telephony sphere including services such as VDSL, where fiber extends beyond the Telco central office or exchange to street cabinets or multi-tenanted buildings — with the last loop still being copper but shortened to enable higher bit rates.  This category is growing at about the same rate as FTTH, 4.5 percent, but from a higher base to reach 99.5 million by Q2 2012. Given that cable operators are also deploying fiber deeper within their networks for HFC, the battleground between them and Telcos for broadband subs lies mostly at this level rather than fiber all the way to the home yet.

Revenue Growth and Rate of Return

iPoint.tv perspective represents a total 3 year projected Gross Revenue of over $396 Million.

1.5 Five Year Projection

Description	2014	2015	2016	2017	2018
Income
Total Yr.End Totals	200,000	400,000	800,000	1,600,000	3,200,000
IPTV Mo. Service	$19.95	$19.95	$19.95	$19.95	$19.95
Sub Annual Income	$47,880,000.00	$95,760,000.00	$191,520,000.00	$383,040,000.00	$766,080,000.00
Set Top Box Income	$14,800,000.00	$14,800,000.00	$29,600,000.00	$59,200,000.00	$118,400,000.00
Total Gross Sales	$62,680,000.00	$110,560,000.00	$221,120,000.00	$442,240,000.00	$884,480,000.00

Expenses
Sub Customer Cost	$7,200,000.00	$14,400,000.00	$28,800,000.00	$57,600,000.00	$115,200,000.00
Marketing & Advertising	$2,394,000.00	$4,788,000.00	$9,576,000.00	$19,152,000.00	$38,304,000.00
Program Licensing Fees	$4,800,000.00	$9,600,000.00	$19,200,000.00	$38,400,000.00	$76,800,000.00

Office Administration	$350,000.00	$1,105,600.00	$2,211,200.00	$4,422,400.00	$8,844,800.00

Facility/Lease/Rental	$120,000.00	$240,000.00	$480,000.00	$960,000.00	$1,920,000.00
Total Expenses	$14,864,000.00	$30,133,600.00	$60,267,200.00	$120,534,400.00	$202,766,820.00

Net Profit	$ 47,816,000.00	$80,426,400.00	$ 160,852,800.00	$ 321,705,600.00	$ 681,713,180.00

2. History Background

Ortiz Media Group, Inc. was established in 1994 to provide an inroad to the private owned businesses into the marketplace by way of advertising and general market promotions.

In communication with the local South Texas TV station I noticed that the Small Businesses and Organizations were held to a different standard then the main stream large business by way of purchasing airtime and advertising. The large businesses were provided a credit system in purchases and a rate of pay of 30 days including price breaks. This allowed the businesses to commit to purchase airtime and begin to sell their products to the local community while holding off their investment of the airtime to be paid at the end of the media campaign.

Small Businesses and Organizations were not given that opportunity to compete so I created Ortiz Media Group, Inc. as a media company that would not tag our clients as a small agency but one that would provide services to those of the local influence. My experience and history in the broadcast arena afforded me the ability to do business as a large media buyer and offer the 30 day payout's to these organizations that needed the advertising or airtime.

2.1 Business Description

Ortiz Media Group, Inc. has offered its services as a full service Advertising Agency and Media holding group. Throughout the years we have owned broadcast stations, airtime and/or aligned ourselves with Cable networks and Cable groups. Presently, we provide consultation to media groups, product providers, law firms and agencies in the technology and operational areas.

OMG is an S Corporation with our eyes set on becoming a full service Entertainment company providing direct connection cable networks and International cable service to the Globe by using the developing High Speed services and technologies.

Present Cable business model and agenda

Networks are delivered to the cable community with the service provided for a "License to retransmit" fee providing the created networks resources to continue to produce well paid for and high quality programming with their directive and strategically focused plan influencing viewers. Networks such as our greatest Music Networks charge every cable and satellite company this monthly, per home fee and dedicate large percentages of this monthly income towards developments of new networks and programming.

The "License to Retransmit" fees have built each of these hundreds of networks a capitalized business value well into the Billion Dollar market valuation. The average value of a cable company is well over $2 Billion ($2,000,000,000.00). These companies provide thousands of jobs feed millions of families and help hundreds of communities throughout our country.

iPoint Television is the answer to the general consumers needs have bring together a cost efficient and responsible broadcast channel lineup. Our Networks provide a broader appeal to the family and those who are interested in a more Global community of entertainment, education and inspiration.

2.2 Company History

Ortiz Media Group, Inc has lead the charge in many areas of broadcasting and entertainment that today is now considered status quo.

Local Television Stations

In the early 80's Mr. Ortiz began major filing of TV stations to the FCC in request of utilizing broadcast TV stations and FCC licensed frequencies to minister to the local community. Thousands of stations were applied for and hundreds were granted to the community. Today these stations are known as our "Local" TV stations and Local affiliates such as Fox, CW and My TV. Some of these are utilized by the leaders in the Christian Community such as Trinity Broadcasting Network, Daystar TV Network, Christian Television Network, Enlace TV and more.

Spanish Cable Tier

In the late 90's the local cable companies were looking to capitalize on converting the undeserved Latin and Spanish speaking market to the cable services. The cable companies could not serve the Hispanic community due to the only 2 networks they provided Spanish programming on their systems were also broadcast for free via the over the air stations such as Univision and Telemundo.

OMG created the first Spanish language programming tier that would be sold as an additive service to the Hispanic community. OMG identified the size of the Latin communities, researched the Networks of Latin America and developed a Spanish Family Network called La Familia Network. This network was claimed by the cable community to be the Most Demanded cable network, fastest growing network in cable and the most watched by the young housewives. Today, every cable and satellite aggregator provides the Latin packages for a minimum of 19.95 per month which is added to the basic cable subscription service.

Recognized in the industry

In 2004 and 2005 Mr. Ortiz was honored with the "Top 50 Most Influential Minority in Cable Industry" and "Most Influential Hispanic in Cable Television" with an honorable mention in 2006.

2.3 Current Position and Business Objectives

iPoint Television business model was developed to capitalize on the Global presence of High Speed Internet and the ever growing Broadband market. Utilizing this technology we can provide our program line up of networks to consumers around the world. This is a "Direct Connections" product that will connect the individual to the Global community and the Global community to the individual.

The ever expanding growth of Broadband and High Speed Internet there is an array of products and services we can provide to the consumer. Our first step is identifying the customer via our TV and Radio service but our expanded services will be the Telephone, Long Distance, Text Messaging, ISP, Video Conferencing and many more services.

The connection via the Internet combined with the products and services we shall provide are only limited to the ever expanding infrastructure of the Internet. This has developed iPoint as a true Global business. We presently have inroads into France, Finland, India, Columbia, Argentina, Mexico, South Africa and the whole of the United States. Yet every country with Broadband, High Speed Internet can be a customer and provider of iPoint Television.

Our Goal in short is to connect the world.

2.4 Ownership

Swordfish Financial, Inc has a total of 90 million iPoint Television, LLC Units in its holding. Presently iPoint Television, LLC has no debt, bank notes or liens.

3. Products

iPoint Television is a lineup of International Entertainment, news and general market networks providing a true Global entertainment to the viewer. Our technology uses a server CDN (Content Delivery Network) to distribute connectivity to the homes. Each home will have a simple HDMI Dongle or STB that directly connects to the Internet as a computer would connect to the Internet. The Device directly connects that Internet connection to the TV sets in the living rooms, bedrooms of the consumer.

Via the Device we shall provide a full array of services such as VoIP (telephone), Text Messaging, Video Conferencing, VCN, computing, emails and more via Applications over the Android Play App market. The iPoint TV 19.95 monthly services is only the beginning of products we shall provide the consumer. Each and every other service we provide will have a charge of no less than .99 per month. Other products on the the Device such as Netflix, Hulu Plus, Google TV and more provide API (Application Programming Interface) opportunities for on going monthly residual income for each subscriber we supply.

The ease of purchasing and operating of other services would be as easy as clicking a button on the consumers remote control. Once the button is pushed the services are immediately activated and the consumer would begin enjoy the service within moments. There is no software to download or licenses to obtain or training to adhere too. It is a "Click and Play" environment.

3.1 Product Overview

iPoint TV branded device is called “TVuer” Giving TVs A New Vue.

TVuer HD turns your Television into an Android tablet with all its bells and whistles. The Android market is flooded with Amazing Apps such as;

•	Movies: Netflix, Crackle & HBO-GO
•	Music: Pandora, TuneIn & iHeart
•	Social: Facebook, Twitter & Pinterest
•	Gaming: Angry Birds, Word-W-Friends & JetPack Joy ride.
•

Announcing our TVuer HD, a USB stick- sized gizmo swiftly transform boring old dumb TV into a swishy Android tablet with the latest software. GoogleTV, NetFlix, Hulu, Facebook, Twitter, email and virtually hundreds of thousands of media applications. The TVuer HD plugs into any HDMI port on your HD TV set and packs a punch towards your entertainment.

TVuer HD is a thumb-sized device which upgrades your boring Flat Screen TV into a Fun and Exciting SmartTV. For the same Price of an Xbox you can buy 3 TVuers, making them Awesome Holiday Gift choices for all your Friends and Family.

The TVuer HD, due to its portability, become a great tool for businesses. You can travel with a full interactive presentation that you can hook up to any HD Projector or Television.

3.2 Competitive Analysis

Most IPTV services have an average 80 - 400 Apps. They provide the basic most used applications. Though this is good for their present community to view programming and content our TVuer is focused on making available the largest APP market, the Android Play App market with over 700,000 applications and growing at a rate of +25,000 apps per month.

3.3 Suppliers and Inventory

The use of a Smart Devices allows us to move within the Smart Technology provider community. There are literally hundreds of providers of Smart Devices throughout the world. Our programming lineup will allow us to work within the competitive market of other devices developers. We believe that iPoint will provide an opportunity for Smart companies to present their products to us for future businesses.

Our manufacturer can presently provide and supply 100,000 devices per month as needed and grow with the demand.

3.4 Research and Development

The life expectancy of a Technology company is based as the growth of technology. Our business model is to use the technology that is available for the delivery system of our network developers and broadcasters. As the technology changes so will iPoint's delivery system. We will enter all areas of broadcasting and become and "Broader-caster". Delivery systems such as TV sets, Cell, Smart Phones, WiFi, etc all are delivered through our IP platform.

4. Services

Mobility and Transportability

Utilizing the Internet infrastructure provides a complete transportability through cities, states or countries; wherever there is a high speed Internet connection and a TV set iPoint Television will be made available. The advantage of Smart Phones, PDA's, WiFi services, iPoint should lead the charge into a mobility community. Imagine your cable and most favorite shows traveling with you from hotel to hotel or from offices to office. No longer will the consumer have to deactivate their service when they move and then reactivate with a new company. iPoint is as simple has packing it in your briefcase and installing it on your new location or Log into your account on the present Smart Device available. Your complete iPoint TV service will be available.

4.1 Service Descriptions

We will provide hundreds of TV Channels from around the world plus adding the top Cable Networks which fit within our business mission.

4.2 Competitive Comparison

General IPTV provides a limited amount of program line up in the TV model. The provision of only 54 TV channels on average and the rest radio, iPoint TV explodes with a greater line up with TV channels and more to come. Standard IPTV services provides only the US domestic networks where as iPoint TV provides a true international channel lineup.

The business model of these other services have been to utilize other companies’ services for technology and delivery. This places a huge risk on the success and management of the providers company. If something should happen to the general provider these business models will suffer the loss. iPoint's business model is to be self sufficient and mobile utilizing technology as it changes. The success or failure is based on the strength of its own ability to provide services.

The Satellite FTA (Free To Air) model provides a subscription free service for satellite but the consumer has to purchase, install and maintain the equipment. The quality of the service is based on the weather and the proximity of trees and geographical location. Satellite services are expensive to operate for the networks so many of the networks that start with the FTA also close their doors due to lack of viewers support and inability to prove the market numbers, disappointing the customer who has signed up on its service. Combined with the limitation of only one region of the world’s availability, satellite is a limited form of distribution.

iPoint TV is an IP delivered product is truly available worldwide. Whereas satellite installation may take half a day to 2 days, iPoint's installation takes 5-15 minutes to install. Ease, portability, quality, security, these are words that best identifies the difference between a Satellite delivery system and iPoint's iptv system. We can prove our viewers by every click of the mouse and show which channels they watch, how long they are watching the channels and format of channels they watch.

4.3 Service Delivery

Over 85% of the United States and over 400 Million homes worldwide have a 6 Meg Internet speed qualified to receiving iPoint TV's service. The simplicity of ip deliveries provides the need to only ship the boxes via UPS, FedEx or USPS. Once the customer receives their Device, installation is minutes away.

Customers will order their system via a website (i.e.: www.iPoint.tv) or a phone call to a customer service representative or purchase from the big box stores. Orders will be placed electronically utilizing all major credit cards and registration for the monthly payment to be made via the same card.

The Set Top Boxes arrive pre-activated and equipment with the program line up. The customers continual validation of the Credit Card month to month provides and uninterrupted experience. If by chance there is an error with the Credit Card a polite message will appear on their standby Device reminding them to communicate with the office or input another credit card of choice. Reactivation is within 30 seconds of validation of the account.

4.4 Research and Development

Our team of IP and IT executives are involved in all the latest trade shows and communities of the IP industry. Education and research is a standard operation for iPoint TV and Ortiz Media Group. We continue to pursue new technologies and companies that would help deliver an enjoyable experience to the customers.

5. The Industry, Competition and Market

IPTV will skyrocket in emerging markets. Due to a virtually unregulated environment, giving greater freedom for development expansion and profits. Another important driver is local TV content, sports; start up networks and given the appetite for non-mainstream and long tail caveat content. Many key platforms are strongly focused on aggressively selling to small and medium markets or ethnic groups due to the major Telco dominating large markets.

5.1 Industry Definition

According to the National Cable & Telecommunications association, as of August ’12, there were 56.8 Million cable subscribers and 33.9 Million DTH subscribers in the US. This is a total of 90.7 Million subscriptions. Distribution is controlled by Multiple System Operators (“MSO’s”), companies that operate two or more cable systems. The digital technology, which created digital cable television, has reinvigorated the cable television industry. Digital cable boosts market penetration and customer satisfaction levels.

The technology of the cable and DTH companies were created in the 1950’s. Many cable companies are distributing their programs via an inferior copper cable where as digital fiber optics is making much more affordability to compete with the Telco’s of yesterday.

IPTV does not have the bandwidth limitations cable and DTH companies are experiencing. The limitation of bandwidth has limited their line up to a select 250 networks, 100 radios and a hand full of HDTV channels. The equipment needed at the thousands of “Headends” for the cable company, demands a high count of work force and countless repairs. Cost stretches into the tens of millions of dollars per month just to maintain their present equipment needs.

The DTH companies are affected with a similar limitation and expensive requirements. The cost of an orbiting satellite, maintaining a governmental license and the management of a Teleport system converts to hundreds of millions of dollars per year in expenses. The efficient, ease and availability of IPTV has created an opportunity for the strategic investor/broadcaster to launch the next move of home and business entertainment and communication.

5.2 Primary Competitors

The general IPTV business model only provides a TV/Radio delivery option with no eyes into the future of VoIP, Text Messaging, Video Conferencing, etc. The strength of our technology over theirs is provided by the simplicity of being an owner-operator. Our team of innovators and STB providers keep us looking and discussing all opportunity for advancement and future products to the customer.

IPoint's larger network services, mobility and trans mobility provides our service the strength the edge out the competition. Present relationships with industry leaders and a Global presence have opened the doors to the future. General IPTV market relies on the strength of another to bring products to the industry. Their existence of history has proven their plan to be greatly flawed.

iPoint's O & O (Own & Operate) business model will illuminate the possibility of any large company strong arming. It keeps us in a creative and pursuant for quality and ease to the customer while giving us the competitive edge.

5.3 Market Size

Home Broadband Growth doubles with 77.3 of all Americans on High-Speed - DSL overtakes Cable - US Broadband Penetration Jumps to 71.4% Among Active Internet Users - June 2019 Internet World Stats Report

Summary: Home broadband adoption has doubled over the past two years with 77.3% of all Americans using a high-speed connection at home. Broadband is fueling a digital renaissance with 84% of all Internet users posting content to the Internet, most of which are on broadband. DSL has passed cable in the US, and broadband penetration among active Internet users jumped 1.3 percentage points to 82.6% in May 2010.

Home broadband users grew by 63% from March 2009 to March 2010 in the US, twice the growth rate of the year before. As of March 2009, 55% of all Americans had a broadband connection at home, according to a recent study by Pew Internet (Horrigan 2009). 57% of all Internet users have posted content to the Internet, with the majority of new content posted by broadband users. DSL has passed cable in the US, and broadband penetration among active Internet users jumped 1.32 percentage points to 71.76% in May 2009.

Home Broadband Growth Doubles with 77.3% of all Americans on High-Speed Internet Connections. The number of Americans who have broadband at home jumped from 60 million in March 2009 to 84 million in March 2010, an increase of 40%. This is double the increase over last year of 20% from March 2008 to March 2009. At current growth rates WSO projects that broadband penetration among all Americans should break 90% by January 2012.

Home Broadband Penetration Trend (US)

5.4 Global IPTV Revenue

Worldwide revenue growth for IPTV services in the next five years will outpace gains of the overall global pay-TV space, a market forecast released Wednesday indicates.

Between 2011 and 2017, IPTV revenues are anticipated in 2017 to reach $21.3 billion, more than double 2011 revenues totaling $9.7 billion, the Digital TV Research Ltd. report predicts in new forecasts of subscription and on-demand revenues.

Even though it might not have the most subscribers or the biggest slice of the overall market, the United States "will remain the largest IPTV revenue earner by taking a third of the 2017 total," the London-based research firm added.

According to the report, Digital TV World Revenue Forecasts, FiOS TV (not strictly an IPTV play) and U-verse, in particular, have made impressive subscriber gains in the United States, mainly at the expense of the cable operators, due to aggressive pricing campaigns."

The resurgent IPTV business is expected to hammer traditional cable-TV revenues, which should start sliding by 2014, dropping $3.2 billion between 2011 and 2017, to $85 billion, the report continued.

Of course digital cable-TV revenues will be a big chunk of that, climbing from $62 billion in 2011, to $81 billion in 2017, as the analog-to-digital migration continues. China will be up $4.1 billion followed by Japan at $3.6 billion while the United States drops $1.1 billion.

During the same period worldwide, direct to home (DTH and direct broadcast satellite (DBS) revenues will overtake cable-TV starting in 2015 and reaching $91 billion in 2017--up $15 billion from 2011.

"Brazil will add the most DTH revenues ($3.86 billion) between 2011 and 2017--nearly doubling its total in the process," the report's author, Simon Murray, said in a statement. "The U.S. will grow by $3.1 billion (so) Brazil and the U.S. will contribute nearly half of the extra revenues."

Overall pay-TV revenues in 80 countries surveyed by the researchers will climb to about $200 billion, which is up $23 billion from 2011 but only $2 billion from 2016, the report said. The United States will remain the world's largest pay-TV revenue earner but its earnings will fall as homes convert to bundles and competition forces down prices, the report continued.

6. Marketing Plan

Our marketing agenda is to provide an income to our customers. We presently have over 70 direct sales teams throughout the Globe with aspirations to take our product to their present audiences and influences.

These sales teams range from International Television networks with a huge presence via broadcast, cable and satellite broadcasts to the small mom and pop stores selling directly to their friends and family. Each network on iPoint has the ability to become a distributor of our service with a huge profitability made available to their efforts.

Campaigns will be held in cooperation of these networks and sales teams by iPoint TV via trade papers, direct advertising to the local churches and radio station. Each community sales team would have the opportunity to communicate with executives in their cities to support the efforts of selling the iPoint TV Opportunity.

6.1 Competitive Advantage

There are not competitors offering the consumer profit from each sale. Via direct contacts, pointing the potential customer to a branded customer website, our Affiliate Partners can sell and track each order orders.

Each Affiliate Partner will be provided with marketing material for a fee that will help them deliver the word of the iPoint Opportunity. These marketing materials and meetings will point the future customer to a website which handles traffics and orders the product for the customer. The Affiliate Partner can then log into their "back end" and monitor the growth of their company.

6.2 Pricing

Subscription to service

•  $19.95 monthly

6.3 Promotional Plan

Direct Marketing Campaigns

•  The use of the Local community will help with the first round of promotions. Each of our Family and International networks would provide a direct sales model into their influenced audience. The TV and Radio stations will advertise on their networks and offer a banner ad on their website to direct sales to their iPoint TV commerce site. The incentive would be commissions to their organization.

•  The use of the "Affiliate Partners" would be for direct injection into the local community of various regions, countries and states, and to start a market to market effort of direct sales teams. These AP's will grow their business by directly communicating with potential APs or Subscribers.

Mass Appeal

We have dedicated $2.50 per month per subscriber for advertising of the iPoint Subscription service. Each subscriber income has a monthly budget dedicated to be spent on advertising via Newspaper, TV, direct mail, etc. These resources will be used to expand the subscriber base in all areas but first structuring an outreach program to the top 25 markets in the United States.

6.5 Feedback

Our Affiliate Partners and Affiliate Networks will be invited to a weekly business meeting via telephone. A toll free number has been established for these meetings where the executives of iPoint Television can hear the concerns and success of the Affiliate Partners and Network Affiliates.

Technical support and e-tickets can be created via the website. Each subscriber and Affiliate Partners has access to the technical side of the website to communicate any concerns and to speak of any issues that may arise. These emails will be sending directly to the entire iPoint team for review, corrections, education and implementation of future procedures.

7. Operating Plan

7.1 Location

Our corporate USA offices will be located within the city of Southlake, Texas (Dallas-Ft Worth Market). This location was the first beta city for Verizon’s High Speed Fiber Optics. It will make a great location to have the operations due to its location near the DFW airport, congestion with qualified tech employees and the cost of operations.

Southlake is a growing community that will attract high-end personnel to relocate for the exemplary schools, shopping and housing. Known as of the nation’s top 20 communities to live in the United States, Southlake could prove to be the next breeding ground for tomorrow’s technologies.

European Location: United Kingdom, Formed as “Interactive Point Television, LTD” in the United Kingdom Companies House. Our European offices would be located in the Eastbourne, United Kingdom. From this location we will represent iPoint throughout all of Europe.

Asian Location: Hyperbad, India (TBA office location) formed as “iPoint Media Asia, LTD”.

South America with an office located in Bogota, Colombia. iPoint Television, S.A.S.

7.2 Facility

A simple facility with the availability of Fiber Optics is needed. Providing a location for servers, streamers, data center and corporate offices will be our point of interest. We have plenty of space within our community to acquire, renovate and operate within a short 6 week period of commitment.

7.3 Operating Equipment

The build out of an iPoint Data Center will house the equipment necessary for our primary channels. For those networks that we will be providing service to stream we will easily install satellite systems and feed the signal to our data center for conversion to an ip stream. Each STB will identify the stream on their perspective channel. We use Content Delivery Networks (CDN) which is available globally to provide our connections to the consumer.

7.3 Suppliers and Venders

•  ADTH from, Georgia. Cost of STB is $95.00 plus $12.00 for shipping

•  Antik Technologies, Colorado. Cost of STB is $125.00 plus $12.00 for shipping

•  IWeb Technologies, Collocation. $220 per month service cost.

7.5 Personnel Plan

In house staffing will consist of Directors and Vice Presidents of perspective departments.

CEO - 5 years experience in the Cable and/or broadcasting business. Must have the history of supervision and operations within a multi distribution platform. 3 years experience within the Internet business consisting of distribution and sales

COO - 5 years experience in operations of a structured broadcast facility. Able to strategies a plan and implement. International history or previous International travel for business would be helpful

CFO - CPA with 3 years of history operating a Subscription based company. Capable in forecasting and understanding the International currency conversations

Director Of Sales - 3 years in mass direct marketing or sales. History in distribution and broadcast advertising.

Administrative

Clerical, Administrative, Management

8. Management, Organization and Ownership

iPoint's team consists of a strategic yet focused group of individuals who are experts in their respective fields. The follow section will highlight their abilities. Most of the operations will be contracted to organizations that specialize in those fields.

8.1 Management/Principals

Clark Ortiz

Chairman/CEO

Mr. Ortiz has provided exceptional corporate leadership in all media business and developments for the past 27 years.  Honored with many prestigious awards for media by Broadcast and Cable Magazine as “Top 50 most influential minorities In Cable Television”.  There is an extremely short list of creative entrepreneur with the ability to develop International business relations and start ups.  Throughout the 90’s Mr. Ortiz brought family television to the cable communities throughout Latin America.  What was known as small mom and pop cable systems in surrounding areas of the capital of Guatemala, Panama or Argentina are now major cable operations.

His experience ranges from creative deal structuring to consolidations of corporate strengths.  As a consultant for many of the Top Cable companies Mr. Ortiz has structured the now famed Hispanic Channel Packages.   As a consultant engineer, Mr. Ortiz took a position on Samsung's think tank for the Smart TV technology.  Today, this has propelled him as a leader in the IPTV industry by utilizing OTT (Over-The-Top) technologies.

As founder of iPoint Television, LLC. he has created a full team of IPTV and Smart Technology developers.  iPoint has High end mobile application on the Apple, Android, Kindle and Windows app store.  But, applications are not his only scope of his horizon, iPoint is listed as network developer license for Smart Boxes such as Roku, Boxee Box, Western Digital and the Smart TVs from Samsung, LG and Sony.

A true IPTV developer, visionary and creative thinking Mr. Ortiz has positioned his next media play with iPoint Television, LLC USA, Interactive Television, United Kingdom and iPoint Media Asia, LTD in India.  Once again, Mr. Ortiz is positioning himself for the next generation of entertainment and media distribution through expansion of Global Entertainment through IPTV.  Every home will have their smart devices connected to the internet for three main reasons, Media, Entertainment and Communication.  Be assured, Mr. Ortiz is 4 steps ahead of the competition.

K. Bryce Toussaint

CFO

Rick has more than 15 years of experience as a management and finance leader, focusing on all aspects of corporate finance, internal audit (financial, operational, compliance, IT), operational effectiveness, profit/performance enhancement, team building, and project management.  He has strong technical knowledge in US GAAP and GAAS for both private and public entities.  He is adept at assessing organizational risk factors and guiding firms towards efficient financial and accounting operations.

Rick built the foundation of his career in public markets at KPMG Peat Marwick, where he served both foreign and domestic registrants with reporting, M&A, reverse mergers, and other capital market engagements.  During his time in public accounting, Rick developed considerable expertise improving the performance of governmental entities at the federal, state, and municipal levels.  He also built a successful practice assisting colleges and universities with various process improvement and compliance initiatives.

8.2 Ownership and Boards

iPoint Television, LLC - 100 Million Authorized Units

Swordfish Financial, Inc. owns 90 Million

Variety Owners and investors own 10 Million

Clark Ortiz - Chairman/Director

K. Bryce Toussaint - Director

Noel Trevino - Director

9. Goals and Strategies

The business structure of iPoint TV requires our commitment to be a forward thinking. Items such as Telephone service, Internet service, Text Messaging, Video Conference and the like are within our sights. All types of products that are now ready for sell and distribution over the Internet, we can provide them via our TV sets. These services could be offered by a click of the remote control of the home via their STB installation. Added safeguards and passwords with confirmations will provide a safe and secure means of sales all with the ease of our remote controls.

In this section we will identify our projected goals and explore the opportunities of tomorrow.

9.1 Business Goals

•  The future goals of iPoint TV enables the business to deploy a next generation broadband network quickly and reduced the overall capital and operational expense to manage the network. The savings will not come at the expense of being able to offer new services, but rather help the business build a flexible converged IP network that could handle advanced, revenue-generating services such as VoIP, Text Messaging, Video conferencing and, in the future, technology controls via the TV set.

•  With such an efficient network operations the iPoint's IP network has now become a strategic advantage that can be leveraged to reach our overall objectives. The reliability and ease of installation reduces the time to market for new services and expanding broadband capacity. For the initial deployments, iPoint's operations team could go from installation to live implementation of new products in a matter of weeks.

•  Latin America has the fastest growing and dynamic broadband markets in the world. In order to effectively capitalize on emerging broadband opportunities, the iPoint TV chose to meet its needs for new service introduction and help improve profit margins. An unmatched feature set for unified service creation in a compact form factor enables the company to reliably sustain its growth in residential and business broadband services in a cost-effective manner. With investors help, iPoint is well positioned for growth and can further establish itself as a leading and innovative operator.

•  Provision of Movie rentals or first run movie availability, we can provide a vast infrastructure to the creative movie industry. The availability of each movie delivery can be by way of live connectivity or offered by a VOD-PPV model. Hollywood could now utilize a safe a secure system to offer the 80% of the movies which never make it to the Movie theaters a location to sell to the consumer a direct service. Each movie could be offered as a PPV service or as monthly services added to our STB.

•  Each country can provide a secondary service for a premium monthly cost which will highlight their local networks to their perspective language. We can develop channel line ups of French, German, Russian, Spanish, etc. for a minimum of $9.95-$29.95 per month. These foreign channel lineups would be available and sold as a secondary service to those countries or available to those who speak their language around the world.

•  Self Branding of our service for secondary services can help grow and provide a competitive edge to various markets. Local operations and franchises could help us with direct sales if we provide either a franchise opportunity within a certain city, region or country. These marketing partners would pay a minimum for our service plus offer their local stations, networks and VOD/PPV products to their consumers. They would provide local marketing, sales and distribution.

•  Brick and mortar companies can provide a local outlook to the cities by offering services such as Houston IPTV, Dallas IPTV, NYC IPTV, Los Angeles IPTV, etc. These services would consist of local operations which could offer our services as a local service with our brand working together with their brand. The local cell phone services or accessory services can offer our iptv product line up as a service to their customers.

•  Accessory services such as dressing up the STB to fit the image of the consumer’s home design. We would offer a design upload to our website that would allow the consumer to upload pictures, colors, designs, etc by way of the Internet to our print centers. The print center will print a sleeve or cover and deliver to the consumer by way of mail to apply to their STB.

•  Next level of Smart Devices will provide a HD camera attached to the box that would allow ease of Video conferencing to the consumer’s database. Those international travelers or relocated consumers can use this STB to communicate with their loved ones or relationships by video and audio on the TV sets. There will not be a charge for communication but just for the availability of the STB with the Camera option. Plus a minimum monthly charge for the use of the service.

9.2 Keys to Success

On a market in continuous evolvement iPoint TV will take on the challenges of:

•	Managing growth by continuously adapting the capacity of the technology infrastructure to changing business requirements
•	Governing the evolution by supporting the delivery of innovative services and the introduction of leading-edge technologies with short time-to-market
•	Satisfying user expectations by delivering reliable, high-quality services
•	Maximizing profits by balancing high technology costs against uncertain revenues.

Clark Ortiz - Founder/President

817-845-6244 Cell

Clark.Ortiz@iPoint.tv

www.iPoint.tv

**Note: Corporate Documents for the United States, United Kingdom, India and Colombia are available on the company website: SwordfishFinancial.Com

This document is not intended or designed to sell public stock but just a tool of education. No values or returns are guaranteed. Any numbers or claims on this document are for discussion and are not intended to be binding but are speculative.